Exhibit 99

Granite City Food & Brewery Ltd. Reports Strong Third Quarter
Comparable Restaurant Sales

MINNEAPOLIS October 23, 2006 — Granite City Food & Brewery Ltd. (Nasdaq: GCFB) a Modern American upscale casual restaurant chain reported strong comparable restaurant sales for the third quarter ended September 26, 2006.

Comparable restaurant sales increased 3.4% for the thirteen weeks ended September 26, 2006. The sales increase was due to increased guest counts as menu prices were unchanged. Third quarter sales increased 55% to $15.0 million compared to $9.7 million for the third quarter of 2005. The company opened two new restaurants during the quarter, in Wichita, Kansas and St. Louis Park, Minnesota.

The company intends to release its third quarter earnings results on November 8, 2006. A conference call will be held later that same day at 3:00 pm ET.

Granite City Food & Brewery Ltd. is a Modern American upscale casual restaurant chain that operates 16 restaurants in 7 Midwestern states. The menu features affordable yet high quality family favorite menu items prepared from made-from-scratch recipes and served in generous portions. The sophisticated yet unpretentious restaurants, proprietary food and beverage products, attractive price points and high service standards combine for a great dining experience. Granite City opened its first restaurant in St. Cloud, MN in 1999.

Contact:	Peter Hausback Chief Financial Officer

(952) 215-0660